          Contact:  Bryan Brady
            Vice President, Investor Relations
            703.641.3000
            bbrady1@csc.com

                        Richard Venn
                                    Media Relations
                                    310.615.3926
                rvenn@csc.com

CSC REPORTS SOLID FIRST QUARTER RESULTS - EPS UP 8%

FALLS CHURCH, Va., Aug. 6 - - CSC (NYSE: CSC) today reported first quarter 2010 revenue of $3.9 billion and fully diluted earnings per share (EPS) of $0.85, compared to first quarter 2009 revenue of $4.4 billion and EPS of $0.79.

Highlights include:

•	New business awards of $3.5 billion;

•	Revenue of $3.9 billion, down 12.2% from the previous year (down 6.2% in constant currency);

•	Operating margin of 6.81%, a 46 basis points improvement from the previous year;

•	EPS for the first quarter of $0.85 including a tax benefit of $0.11 per share;

•	Operating cash flow of -$297 million;

•	Free cash flow of -$462 million.

Commenting on the results, CSC Chairman and Chief Executive Officer Michael W. Laphen said, “We experienced another strong quarter of earnings improvement while also meeting or exceeding our other key financial targets for the quarter.”

Business Outlook

“We remain committed to our revenue guidance for fiscal year 2010,” Laphen said.  “We anticipate modest improvement in the economy which should drive an increase in short-term projects during the second half of our fiscal year. Long-term opportunities in our pipeline position us for growth in both our public and commercial sectors.”

The company has enhanced its market position with several important strategic actions this quarter including:

•
The investment in global cyber security and trusted cloud computing positions the company in these expanding markets.  The company’s recently-announced cloud computing alliance with Microsoft further enhances these business prospects.

•
The company has consolidated its application management services business, including all offshore activities, and the Global Outsourcing Services business (GOS), into its Managed Services Sector (MSS) unit.  The new MSS organization will enable better client service delivery and sales efficiency by leveraging CSC’s over 30,000 application professionals servicing all of key enterprise solutions globally.

•
Finally, CSC’s recently announced Brazilian acquisition expands the company’s presence in Latin America and in its largest, most important and growing market.  The vertical competencies and the strong consultancy practices of this newest member of the CSC team perfectly complement the company’s core businesses and benefit CSC’s collective clients.

New Business Awards

Across the three lines of business, 2010 first quarter awards were $3.51 billion.  North American Public Sector (NPS) contributed approximately $1.65 billion to that total.  The Managed Services Sector (MSS) closed $1.07 billion of new business, the majority of which were from new clients, and Business Solutions & Services (BSS) contributed awards of $0.79 billion.

Lines of Business

The results of the realigned operating segments have been recast for fiscal year 2009 to allow comparisons with fiscal year 2010 results.

The first quarter of fiscal year 2009 was 14 weeks in duration while the first quarter of 2010 was only 13 weeks.  Normalizing for this effect, first quarter revenue in constant currency was down 2.5%.

NPS revenue was $1.52 billion, up 1.7% from the previous year (up 6.5% adjusting for the extra week).

BS&S experienced reductions in discretionary projects and consequently revenue of $0.84 billion was down 22% from the previous year and down 14.6% in constant currency (down 9.6% adjusting for the extra week).

MSS revenue was $1.56 billion for the first quarter, down 17.6% from the previous year and down 7.9 % in constant currency (down 6.1% adjusting for the extra week).

Guidance

As previously stated, revenue for the fiscal year 2010 is expected to be $16.0 billion to $16.5 billion. An analysis of the FY 2010 tax liabilities and initiatives, in light of the benefits realized in the fourth quarter last year and first quarter this year, has resulted in a reduction of the full year tax rate from 37.5% to 28%.  Consequently, the full year EPS guidance has increased from $4.20 - $4.30  to  $4.80 - $5.00.  Free cash flow is still expected to be in the range of 90% to 100% of net income.

Webcast

CSC senior management will host a conference call and Webcast at 5 p.m. EDT today.  The conference call dial-in number for domestic callers is 888-587-0614.  International callers will need to dial 719-325-2326.  The passcode for all participants is 6217458.  A Webcast can be accessed at www.csc.com/investorrelations.  Presentation slides will also be available at this Web site at time of the call.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income and free cash flow.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, VA., CSC has approximately 92,000 employees and reported revenue of $16.2 billion for the 12 months ended July 3, 2009.  For more information, visit the company’s Web Site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings.  The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC - Page 5				8/6/2009

Revenues
(unaudited)
	First Quarter Ended
	July 3, 2009	July 4, 2008	% of Total
(In millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$838	$1,074	21%	24%

Managed Services Sector	1,564	1,897	40	43

Department of Defense	1,121	1,020	29	23
Civil agencies	366	426	9	10
Other (1)	32	47	1	1
North American Public Sector	1,519	1,493	39	34

Corporate & Eliminations	(23)	(27)	0	(1)

Total Revenue	$3,898	$4,437	100%	100%

Note (1): Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

CSC - Page 6		8/6/2009

Consolidated Statements of Income
(preliminary and unaudited)
	First Quarter Ended
(In millions except per-share amounts)	July 3, 2009	July 4, 2008

Revenues	$3,898	$4,437

Costs of services (excludes depreciation and amortization)	3,156	3,602

Selling, general and administrative	247	278

Depreciation and amortization	270	317

Interest expense	55	64

Interest income	(7)	(10)

Other (income) expense	(8)	7

Total costs and expenses	$3,713	$4,258

Income before taxes	$185	$179

Taxes on income	$52	$53

Net Income	$133	$126
Net income attributable to noncontrolling interest, net of tax	$2	$5
Net income attributable to CSC Common Shareholders	$131	$121

Earnings per share
Basic	$0.86	$0.80

Diluted	$0.85	$0.79

Average common shares outstanding for:
Basic EPS	151.539	151.187
Diluted EPS	152.804	153.223

CSC - Page 7		8/6/2009

Selected Balance Sheet Data
(preliminary and unaudited)

(In millions)	July 3, 2009	April 3, 2009
Assets
Cash and cash equivalents	$1,920	$2,297
Receivables	3,976	3,786
Prepaid expenses and other current assets	1,888	1,624
Total current assets	$7,784	$7,707

Property and equipment, net	2,403	2,353
Outsourcing contract costs, net	691	684
Software, net	488	476
Goodwill, net	3,865	3,784
Other assets	580	615
Total assets	$15,811	$15,619

Liabilities
Short-term debt and current maturities of long-term debt	$61	$62
Accounts payable	434	636
Accrued payroll and related costs	860	822
Other accrued expenses	1,185	1,264
Deferred revenue	977	915
Income taxes payable and deferred income taxes	311	317
Total current liabilities	$3,828	$4,016

Long-term debt, net	$4,176	$4,173
Income tax liabilities	484	486
Other long-term liabilities	1,240	1,326

Stockholders' Equity	6,083	5,618

Total liabilities and stockholders' equity	$15,811	$15,619

Debt as a percentage of total capitalization	41.1%	43.0%

CSC - Page 8		8/6/2009

Consolidated Statement of Cash Flows
(preliminary and unaudited)
	First Quarter Ended
(In millions)	July 3, 2009	July 4, 2008
Cash flows from operating activities:
Net income	$133	$126

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net income attributable to noncontrolling interest, net of tax	(2)	(5)
Depreciation and amortization and other non-cash charges	283	341
Stock based compensation	18	17
Provision for losses on accounts receivable	4	8
Foreign currency exchange (gain)/loss, net	(78)	10
Changes in assets and liabilities, net of effects of acquisitions:
(Increase) in assets	(186)	(114)
Decrease in liabilities	(469)	(439)
Net cash provided by (used in) operating activities	(297)	(56)

Investing activities:
Purchases of property and equipment	(100)	(195)
Outsourcing contracts	(33)	(30)
Acquisitions	-	(62)
Software	(40)	(43)
Other investing cash flows	15	1
Net cash used in investing activities	(158)	(329)

Financing activities:
Net borrowings (repayments) of commercial paper, net	-	417
Borrowings under lines of credit	8	238
Repayments on lines of credit	(13)	(52)
Principal payments on long-term debt	(9)	(308)
Proceeds from stock options, and other common stock transactions	1	6
Repurchase of common stock, net of settlement	(2)	(3)
Excess tax benefit from stock-based compensation	-	1
Other financing cash flows	1	-
Net cash provided by financing activities	(14)	299

Effect of exchange rate changes on cash and cash equivalents	92	3

Net increase (decrease) in cash and cash equivalents	(377)	(83)
Cash and cash equivalents at beginning of year	2,297	699
Cash and cash equivalents at end of period	$1,920	$616

CSC - Page 9

Non-GAAP Financial Measures		8/6/2009

The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between operating income and reported earnings.

GAAP Reconciliations
(In millions)

Operating Income (preliminary and unaudited)	First Quarter Ended
	July 3, 2009	July 4, 2008

Operating income	$265	$282
Equity earnings	5	6
Corporate G&A	(40)	(42)
Interest expense	(55)	(64)
Interest income	7	10
Other Income	3	(13)
Income before taxes	185	179

Taxes on income	52	53
Income from continuing operations	133	126
Net income attributable to noncontrolling interest, net of tax	2	5
Net income attributable to CSC Common Shareholders	$131	$121

Free Cash Flow (preliminary and unaudited)	First Quarter Ended
	July 3, 2009	July 4, 2008

Free cash flow	$(462)	$(329)
Net cash used in investing activities	158	329
Acquisitions, net of cash acquired	-	(62)
Capital lease payments	7	6
Net cash provided by operating activities	$(297)	$(56)
Net cash used in investing activities	$158	$329
Net cash provided by (used in) by financing activities	$(14)	$299

Operating Income	$265	$282
Operating Margin	6.81%	6.35%
Pre-tax Margin	4.74%	4.03%

Note: Capital lease payments and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF).

Operating Margin: Operating income as a percentage of revenue.
Pre-tax Margin: Income before taxes as a percentage of revenue.